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                     November 9, 2021

       Bradley Meader
       Chief Financial Officer
       Custom Truck One Source, Inc.
       7701 Independence Avenue
       Kansas City, MO 64125

                                                        Re: Custom Truck One
Source, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 9, 2021
                                                            File No. 001-38186

       Dear Mr. Meader:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services